Exhibit 10.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
by and among
PHARMION CORPORATION,
CARLSBAD ACQUISITION CORPORATION
CABRELLIS PHARMACEUTICALS CORPORATION
and
Stuart J. M. Collinson
as the
EQUITYHOLDER REPRESENTATIVE
November 15, 2006

(i)

(i)

(iii)

LIST OF EXHIBITS

Exhibit A	Form of Merger Certificate
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Bylaws of the Surviving Corporation
Exhibit D	Form of Letter of Transmittal

Exhibit 2.8	Merger Consideration Schedule
LIST OF SCHEDULES

Transaction Fee Schedule
Company Disclosure Schedule
Schedule 6.1	Indemnification Provision
Schedule 7.2(d)	Required Nongovernmental Third-Party Consents

(iv)

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 15, 2006, is entered into by and among Pharmion Corporation, a Delaware corporation (“Parent”), Carlsbad Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Cabrellis Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and Stuart J. M. Collinson, acting in his capacity as Equityholder Representative in connection with the transactions contemplated by this Agreement (the “Equityholder Representative”). (Hereafter, the Parent, the Company, and the Equityholder Representative shall sometimes be referred to as the “Parties.”)
RECITALS
     WHEREAS, the Boards of Directors of the Company, Parent and Merger Sub have each (i) determined that the Merger (as defined below) is fair, advisable and in the best interests of their respective companies and stockholders and (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
     WHEREAS, the stockholders of the Company (the “Stockholders”) have approved and adopted this Agreement and the consummation of the transactions contemplated hereby in accordance with Applicable Law (as hereinafter defined) and the Company’s Certificate of Incorporation and Bylaws.
AGREEMENT
     NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
     “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.
     “Applicable Law(s)” means, with respect to any Person, any federal, state, local or other domestic or foreign statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, award, decree or other requirement of any Governmental Authority applicable to such Person or any of such Person’s property, assets, officers, directors, employees, consultants or agents.
     “Business” means the business of the Company.

     “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Option Plan” means the Company’s 2006 Equity Incentive Plan.
     “Company Option Schedule” means Schedule 4.4(d) of the Company Disclosure Schedule
     “Company Option Shares” means, with respect to any Company Option, the shares of Common Stock into which such Company Option (whether or not vested) is exercisable.
     “Company Options” means options to purchase Common Stock pursuant to the terms of the Company Option Plan.
     “Compound” shall mean the compound known as Amrubicin (international nonproprietary name) hydrochloride which is generically known as (+)-(7S, 9S)-9-acetyl-9-amino-7-[(2-deoxy-ß-D-erythro-pentopyranosyl) oxy]-7,8,9,10-tetrahydro-6,11-dihydroxy-5,12-naphthacenedione hydrochloride.
     “Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any federal, state, local or other domestic or foreign court or Governmental Authority that is binding on any Person or its property under Applicable Law.
     “Default” means (a) any actual breach or default, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach or default or (c) the occurrence of an event that, with or without the passage of time or the giving of notice or both, would give rise to a right of termination, renegotiation or acceleration.
     “EMEA” means the European Medicines Evaluation Agency.
     “EMEA Approval” means any and all approvals, licenses, registrations or authorizations granted or issued by the EMEA, necessary to commercially distribute, promote and sell the Compound.
     “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future.
     “Environmental Claim” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation by any Governmental Authority, alleging potential presence or release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or release of, or exposure to, any Hazardous Materials.

     “Escrow Expiration Date” means the date that is twelve (12) months after the Effective Time.
     “FDA” means the United States Food and Drug Administration or any successor agency.
     “FDA Approval” means any and all approvals, licenses, registrations, or authorizations granted or issued by the FDA, necessary to commercially distribute, promote and sell the Compound.
     “FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended.
     “Financial Statements” means the unaudited balance sheet of the Company dated as of September 30, 2006, and the related unaudited statements of operations, changes in stockholders’ equity and cash flow for the five-month period ended September 30, 2006.
     “First MAA Subsequent Payment Date” means the date upon which the first EMEA Approval of an MAA is obtained by or on behalf of Parent or any of its Affiliates or sublicensees for the use of a product containing the Compound in a single tumor type (the “First MAA Indication”), the receipt of such EMEA Approval being the “First MAA Milestone.”
     “First NDA Subsequent Payment Date” means the date upon which the first FDA Approval of an NDA is obtained by or on behalf of Parent or any of its Affiliates or sublicensees for the use of a product containing the Compound in a single tumor type (the “First NDA Indication”), the receipt of such FDA Approval being the “First NDA Milestone.”
     “GAAP” means generally accepted United States accounting principles consistently applied over all relevant periods.
     “Good Clinical Practices” means the then current standards for clinical trials for pharmaceuticals, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products containing the Compound are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.
     “Good Laboratory Practices” means the then current standards for pharmaceutical laboratories, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good laboratory practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products containing the Compound are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.
     “Good Manufacturing Practices” means the then current standards for the manufacture, processing, packaging, testing and holding of drug products, as set forth in the FDCA and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practices as are required by the regulatory authorities of the European Union and other organizations and governmental agencies in any other countries in which the products containing the Compound are sold or intended to be sold, to the extent such standards are not less stringent than in the United States.
     “Governmental Authority” means any court, administrative agency, regulatory body, commission or other governmental authority or instrumentality of the United States or any other country or any state, county, municipality or other governmental division of any country.
     “Initial Merger Consideration” means $59,000,000.
     “Intellectual Property” means patents and patent applications, trademarks, service marks, trade names, copyrights, trade secrets, inventions, disclosures, technology, know-how, software, designs, formulae, confidential and proprietary information and similar proprietary rights and registrations and applications for registration of copyrights, trademarks, service marks, trade names, trade dress, domain names, and invention disclosures.
     “Knowledge” of the Company means the actual knowledge of the officers of the Company.
     “Liabilities” means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, known or unknown, and whether accrued, absolute, contingent, matured, unmatured or other, including “off-balance sheet” Liabilities.
     “MAA” means a Marketing Authorization Application.
     “Material Adverse Effect” will be deemed to occur if any event (whether specific to the applicable party or generally applicable to multiple parties), violation, inaccuracy, circumstance or other matter has, or would, individually or in the aggregate with other events, reasonably be expected to have or give rise to, a material adverse effect on or material adverse change to (a) the condition (financial or otherwise), business, results of operations, assets, liabilities, capitalization or financial performance of the party making the representations and warranties, or (b) the ability of such party to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement; provided, however, that any adverse effects attributable to any of the following as they relate to the Company shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect of the Company: (i) conditions affecting the industries in which the Company participates or the U.S. economy as a whole (other than those that disproportionately affect the Company); and (ii) actions taken by the Company at Parent’s express written direction or with Parent’s express written consent.
     “Merger Consideration” means (i) the Initial Merger Consideration plus (ii) the Subsequent Merger Consideration.
     “Milestone” means any of the First MAA Milestone, First NDA Milestone, Second MAA Milestone or Second NDA Milestone.
     “Most Recent Balance Sheet” means the unaudited balance sheet of the Company dated as of September 30, 2006.

     “NDA” means a new drug application filed with the FDA for authorization to market a pharmaceutical product or its equivalent.
     “Ordinary Course of Business” or “Ordinary Course” or any similar phrase means the ordinary course of the Business, consistent with the past practice of the Company.
     “Participating Rights Holders” means those Persons (other than the holders of Company Dissenting Shares) who, immediately prior to the Effective Time, were holders of Common Stock, Preferred Stock or Company Options, and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Merger Consideration.
     “Paying Agent” means JPMorgan Chase Bank, N.A.
     “Paying Agent Agreement” means the Paying Agent Agreement entered into as of the date hereof between Parent and the Paying Agent pursuant to which the Stockholders and the holders of the Company Options shall receive consideration for their shares of capital stock of the Company and/or Company Options, as the case may be, that are surrendered in accordance with this Agreement and the Paying Agent Agreement.
     “Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the conduct of, or relating to, the operation of the Business.
     “Permitted Encumbrances” means (a) liens, taxes, assessments and other governmental charges, in each case, not yet due and payable, or which are being contested in good faith by appropriate proceedings, (b) statutory, mechanics’, laborers’ and materialmen liens arising in the Ordinary Course of Business for sums not yet due, (c) statutory and contractual landlord liens under leases pursuant to which the Company is a lessee and not in default, (d) with regard to real property, any and all matters of record in the jurisdiction where the real property is located including restrictions, reservations, covenants, conditions, oil and gas leases, mineral severances and liens; (e) with regard to real property, any easements, rights-of-way, building or use restrictions, prescriptive rights, encroachments, protrusions, rights and party walls, and liens for taxes, assessments, and other governmental charges, in each case, not yet due; (f) liens securing rental payments under capital lease arrangements to the extent they are imposed only upon the leased equipment; (g) pledges or deposits made in the Ordinary Course of Business which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of the Business; and (h) similar liens and encumbrances which are incurred in the Ordinary Course of Business and which do not in the aggregate materially detract from the value of the related assets or properties or materially impair the use thereof in the operation of the Business.
     “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.
     “Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of a Straddle Period beginning after the Closing Date.

     “Pre-Closing Tax Period” means any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
     “Pre-Closing Taxes” means (i) all liability for Taxes (other than franchise taxes in the State of California) of the Company for any Pre-Closing Tax Period and (ii) all liability resulting by reason of the several liability of the Company pursuant to Treasury Regulations § 1.1502-6(a).
     “Regulations” means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other Governmental Authority, and including environmental laws, energy and public utility laws and regulations, health codes, occupational safety and health regulations and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.
     “Representative” means, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.
     “Second MAA Subsequent Payment Date” means the date upon which an EMEA Approval of an MAA is obtained by or on behalf of Parent or any of its Affiliates or sublicensees for the use of a product containing the Compound in a tumor type other than the First MAA Indication, the receipt of such EMEA Approval being the “Second MAA Milestone.” For the avoidance of doubt and for all purposes under this Agreement, small cell lung cancer and non-small cell lung cancer shall be considered distinct tumor types.
     “Second NDA Subsequent Payment Date” means the date upon which an FDA Approval of an NDA is obtained by or on behalf of Parent or any of its Affiliates or sublicensees for the use of a product containing the Compound in a tumor type other than the First NDA Indication, the receipt of such FDA Approval being the “Second NDA Milestone.”
     “Series A Financing Documents” means each of (i) the Series A Preferred Stock Purchase Agreement, (ii) the Investor Rights Agreement, (iii) the Co-Sale Agreement, and (iv) the Voting Agreement, each dated as of August 4, 2006, between the Company and the parties listed on the signature pages thereto.
     “Serious Adverse Event” means any adverse drug experience occurring at any dose that results in any of the following outcomes: death, a life-threatening adverse drug experience, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/ incapacity, or a congenital anomaly/ birth defect.
     “Shares” means, collectively, the shares of Common Stock and Preferred Stock.
     “Straddle Period” means a taxable period which begins prior to the Closing Date but ends after the Closing Date.
     “Subsequent Merger Consideration” means the sum of the First MAA Subsequent Payment Amount, the First NDA Subsequent Payment Amount, the Second MAA Subsequent Payment Amount and the Second NDA Subsequent Payment Amount.

     “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which the Company is a general partner or (c) any limited liability company, partnership or other entity in which the Company possesses a 50% or greater interest in the total capital or total income of such limited liability company, partnership or other entity.
     “Tax” (including with correlative meaning, the terms “Taxes” and “Taxable”) means (A) all taxes, duties, or similar governmental charges, levies, imposts, or withholdings (including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, duties, charges, levies, imposts withholdings or charges of any kind whatsoever) whenever and by whatever Governmental Authority imposed, and whether of the United States or elsewhere, whether or not any such taxes, duties, charges, levies, imposts or withholdings are directly or primarily chargeable against or to the Company, together with in any such case any interest, fines, penalties, surcharges and charges incidental or relating to the imposing of any of such Taxes and any additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.
     “Tax Claim” means any claim relating to Taxes that, if successful, might result in an indemnification payment pursuant to Section 8.2.
     “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
     “Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filled or a Tax is required to be paid.
     “Territory” means North America and Europe.
     “Transaction Fees” means fees and expenses incident to this Agreement and the transactions contemplated hereby, including legal and accounting fees, investment banking fees, and related disbursements in connection with any of the foregoing.
     “Treasury Regulation” or “Treasury Regulation Section” means the Treasury regulations promulgated under the Code.

     1.2. Terms Defined Elsewhere. The following is a list of additional terms used in this Agreement and a reference to the Section hereof in which such term is defined:

Term	Section
Aggregate Outstanding Claims	Section 2.9(b)
Agreement	Preamble
Basket Amount	Section 8.5(a)
Benefit Plan(s)	Section 4.14(a)
CERCLA	Section 4.13
Claim Notice	Section 8.3(a)
Closing	Section 2.3
Closing Amount	Section 2.10(a)
Closing Date	Section 2.3
Common Stock	Section 2.8(a)
Company	Preamble
Company Disclosure Schedule	Article IV
Company Dissenting Shares	Section 2.11
Company Partner	Section 4.27
Covered Party (Parties)	Section 8.2(a)
Damages	Section 8.2(a)
DGCL	Section 2.1
Dispute Notice	Section 2.13(h)
Drug Regulatory Agency	Section 4.27
Effective Time	Section 2.2
Employee Loans	Section 4.8(a)
Environmental Laws	Section 4.13
Equityholder Representative	Preamble
ERISA	Section 4.14(a)
ERISA Affiliate	Section 4.14(a)
Escrow Account	Section 2.9(a)
Escrow Agent	Section 2.9(a)
Escrow Agreement	Section 2.9(a)
Escrow Amount	Section 2.9(a)
Escrow Earnings	Section 2.9(c)
First MAA Subsequent Payment Amount	Section 2.10(e)
First NDA Subsequent Payment Amount	Section 2.10(f)
Hazardous Materials	Section 4.13
HSR Act	Section 4.17
Instrument	Section 2.13(c)
IRS	Section 4.14(d)
Majority	Section 2.13(b)
Material Contracts	Section 4.8(a)
Merger	Section 2.1
Merger Certificate	Section 2.2
Merger Sub	Preamble
Net Cash	Section 4.10(b)
Parent	Preamble

Term	Section
Parent-Prepared Tax Return	Section 6.2(a)
Per Diem Taxes	Section 8.7(a)
Preferred Stock	Section 2.8(a)
Proceeding	Section 4.18
Real Property	Section 4.5(c)
Required Company Stockholder Vote	Section 4.3
Retained Escrow Amount	Section 2.9(b)
Rules	Section 4.28
Second MAA Subsequent Payment Amount	Section 2.10(g)
Second NDA Subsequent Payment Amount	Section 2.10(h)
Series A Preferred Stock	Section 2.8(a)
Stockholder(s)	Recitals
Surviving Corporation	Section 2.1
Tax Consent	Section 6.2(c)
Transaction Fee Schedule	Section 2.14
     1.3. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement.
     1.4. Interpretation. (a) In this Agreement, unless the context otherwise requires, references:
1)	to the Recitals, Articles, Sections, Exhibits or Schedules are to a Recital, Article or Section of, or Exhibit or Schedule to, this Agreement;

2)	to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

3)	to any Governmental Authority include any successor to that Governmental Authority; and

4)	to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.
          (b) The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
          (c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (d) Whenever the words “herein” or “hereunder” are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated.
          (e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (f) The terms “dollars” and “$” shall mean dollars of the United States of America.
          (g) It is understood and agreed that neither the specifications of any dollar amount in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of setting of such amounts or the fact of the inclusion of such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.
ARTICLE II.
THE MERGER
     2.1. The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Merger Sub shall cease.
     2.2. Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined below), a certificate of merger substantially in the form attached hereto as Exhibit A (the “Merger Certificate”), shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL. The Merger shall become effective at such time as a properly executed copy of the Merger Certificate is duly filed with the Secretary of State in accordance with the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Merger Certificate (the time the Merger becomes effective being referred to herein as the “Effective Time”).
     2.3. Closing of the Merger. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130, on the date hereof, or such later date as the parties may agree (the “Closing Date”).
     2.4. Effects of the Merger. From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises and be subject to all of the debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub, all as provided under the DGCL.
     2.5. Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, the form of which is attached hereto as Exhibit B, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with Applicable Law. The bylaws of Merger Sub in effect immediately prior to the Effective Time, the form of which is attached hereto as Exhibit C, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

     2.6. Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such director’s successor is duly elected or appointed and qualified.
     2.7. Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until such officer’s successor is duly elected or appointed and qualified.
     2.8. Conversion of Shares; Treatment of Company Options.
          (a) Conversion of Shares. At the Effective Time, without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, all shares of common stock, par value $0.0001, of the Company (the “Common Stock”) and shares of Series A convertible preferred stock, par value $0.0001, of the Company (the “Preferred Stock”) (but excluding shares to be cancelled in accordance with Section 2.8(d) and shares that are Dissenting Shares) shall no longer be outstanding and shall be cancelled automatically and shall cease to exist, and each holder of a certificate representing any Shares shall cease to have any rights with respect thereto, except the right to receive, without interest, the applicable Merger Consideration, upon the surrender of such certificate in accordance with Section 2.10. Exhibit 2.8 hereof sets forth: (i) the name of each Stockholder and holder of a Company Option; (ii) the portion of the Initial Merger Consideration payable pursuant to this Section 2.8 to each Stockholder and holder of a Company Option at Closing assuming full compliance with the payment procedures contained in Section 2.10 (as set forth in column ii of Exhibit 2.8); (iii) the portion of the Initial Merger Consideration to be withheld from each Stockholder and holder of a Company Option pursuant to Section 2.10(a) in establishing the Escrow Account (as set forth in column iii of Exhibit 2.8) and the Equityholder Representative’s Fund (as set forth in column iv of Exhibit 2.8); (iv) the portion of the Initial Merger Consideration to be paid to each Stockholder and holder of a Company Option at Closing after deduction for the amounts set forth in (iii) above and any amounts owed to the Company by any Stockholder (as set forth in column v of Exhibit 2.8); (v) the amount to be paid to each Stockholder and each holder of a Company Option at Closing upon the Escrow Expiration Date, expressed as a percentage of the amount remaining in the Escrow Account at the Escrow Expiration Date (as set forth in column vi of Exhibit 2.8); (vi) the amount to be paid to each Stockholder and each holder of a Company Option at Closing upon the termination of the Equityholder Representative’s Fund, expressed as a percentage of the amount remaining in the Equityholder Representative’s Fund upon termination of the Equityholder Representative’s Fund (as set forth in column vi of Exhibit 2.8); (viii) the amount, expressed as a percentage, payable to each Stockholder and holder of a Company Option at Closing for the First MAA Subsequent Payment Amount, if any, after payment of the applicable Montgomery & Co., LLC fee (as set forth in column vii or viii, as applicable, of Exhibit 2.8); (ix) the amount, expressed as a percentage, payable to each Stockholder and holder of a Company Option at Closing for the First NDA Subsequent Payment Amount, if any after payment of the applicable Montgomery & Co., LLC fee (as set forth in column vii or viii, as applicable, of Exhibit 2.8); (x) the amount, expressed as a percentage, payable to each Stockholder and holder of a Company Option at Closing for the Second MAA Subsequent Payment Amount, if any, after payment of the applicable Montgomery & Co., LLC fee (as set forth in column ix of Exhibit 2.8); and (xi) the amount, expressed as a percentage, payable to each Stockholder and holder of a Company Option at Closing for the Second NDA Subsequent Payment Amount, if any, after payment of the applicable Montgomery & Co., LLC fee (as set forth in column ix of Exhibit 2.8).
          (b) Treatment of Options. Effective immediately prior to the Effective Time, each unexpired and unexercised Company Option shall become fully vested and exercisable; provided, however, that the exercise of any accelerated portion of any such Company Option shall be subject to and conditioned upon the consummation of the Merger. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company or the holders of Company Options, each unexpired and unexercised Company Option shall terminate, be cancelled and cease to be outstanding and in exchange therefor, each holder of a Company Option shall, have the right to receive an amount in cash from Parent in respect thereof as set forth in Exhibit 2.8 equal to the product of (x) the total number of shares of Common Stock subject or related to such Company Option, and (y) the excess, if any, of the Initial Merger Consideration applicable to the Common Stock over the exercise price or purchase price, as the case may be, per share of Common Stock subject or related to such Company Option (subject to any applicable withholding taxes, the “Cash Option Payment”) plus the Subsequent Merger Consideration, if any, to be paid on such Company Option in accordance with Sections 2.10(e), (f), (g) and (h) as if such Company Option had been exercised and converted into Common Stock immediately prior to the Effective Time.
          (c) At the Effective Time, each of the 100 outstanding shares of the common stock, $0.0001 par value, of Merger Sub shall be converted into one share of common stock, $0.0001 par value, of the Surviving Corporation.
          (d) At the Effective Time, each share of Common Stock and Preferred Stock held in the treasury of the Company or owned by the Company, Parent or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be canceled and extinguished and no payment shall be made with respect thereto.
          (e) Notwithstanding anything herein to the contrary, including Exhibit 2.8, the aggregate Initial Merger Consideration payable by Parent pursuant to this Agreement shall not exceed $59,000,000.
     2.9. Escrow Amount.
          (a) Escrow Amount. At the Closing, ten percent (10%) of the Initial Merger Consideration (the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”) to be established by Parent with JPMorgan Chase Bank, N.A. (the “Escrow Agent”) to be held by the Escrow Agent, pursuant to the terms of an escrow agreement mutually agreeable to Parent and the Company (the “Escrow Agreement”), to serve as a source of payment and remedy for any claim for Damages for which any Parent Indemnified Party is entitled to recovery pursuant to Article VIII.

          (b) Release of Escrow Amount. Promptly following the Escrow Expiration Date, the Escrow Agent shall distribute to Paying Agent, who shall distribute to the Participating Rights Holders, in accordance with the percentage amounts to which each Participating Rights Holder is entitled under this Agreement and the Escrow Agreement as set forth on Exhibit 2.8, the Escrow Amount then remaining in the Escrow Account minus an amount equal to the aggregate dollar amount of claims for Damages made by all Parent Indemnified Parties pursuant to Section 8.2(a)(i) hereof (the “Aggregate Outstanding Claims”) which are then outstanding and unresolved (such amount of the retained Escrow Amount, as it may be further reduced after the Escrow Expiration Date by distributions to Participating Rights Holders as set forth below and recoveries by Parent Indemnified Parties pursuant to Section 8.2(a)(i) hereof and the Escrow Agreement, the “Retained Escrow Amount”). For purposes of clarification, in the event that the amount of the Aggregate Outstanding Claims exceeds the remaining Escrow Amount, all the remaining Escrow Amount shall be retained in the Escrow Account as the Retained Escrow Amount. In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Parent Indemnified Party pursuant to Section 8.2(a)(i) hereof is resolved against such Parent Indemnified Party, the Escrow Agent shall distribute to the Paying Agent, who shall distribute to the Participating Rights Holders, in accordance with the percentage amounts to which each Participating Rights Holder is entitled under this Agreement and the Escrow Agreement, as set forth on Exhibit 2.8, an aggregate amount of the Retained Escrow Amount equal to the amount of the outstanding claim resolved against such Parent Indemnified Party; provided, however, that such distribution shall only be made to the extent that the Retained Escrow Amount remaining after such distribution would be sufficient to cover the amount of the Aggregate Outstanding Claims that are still unresolved at such time. In the event and to the extent that after the Escrow Expiration Date any outstanding claim made by any Parent Indemnified Party pursuant to Section 8.2(a)(i) hereof is resolved in favor of such Parent Indemnified Party, such Parent Indemnified Party shall be entitled to recover pursuant to Section 8.2(a)(i) hereof an amount equal to the amount of the outstanding claim resolved in favor of such Parent Indemnified Party.
          (c) Escrow Agent Fees and Expenses. Any fees and expenses of the Escrow Agent shall be paid by Parent. During the period in which the Escrow Amount (including any Retained Escrow Amount) is retained in the Escrow Account, all interest or other income earned from the investment of the Escrow Amount (the “Escrow Earnings”) shall be retained as additional amounts in the Escrow Account.
     2.10. Distribution of the Merger Consideration.
          (a) At the Closing, Parent shall deliver to the Paying Agent an amount (the “Closing Amount”) equal to the Initial Merger Consideration, less the Escrow Amount and less the Equityholder Representative Fund of Two Hundred Thousand Dollars ($200,000) to be deposited with an escrow agent for the purpose of paying the expenses if any, incurred by the Equityholder Representative in connection with this Agreement (the “Equityholder Representative’s Fund”), and the Paying Agent shall, at or as soon as reasonably practicable after the Effective Time, subject to the provisions of the Paying Agent Agreement, pay and distribute to each Participating Rights Holder the portion of the Closing Amount set forth on Exhibit 2.8 for such Participating Rights Holder.

          (b) Each holder of Shares that have been converted into a right to receive a portion of the Merger Consideration, upon surrender to the Paying Agent of a certificate or certificates formerly representing such Shares, together with a properly completed letter of transmittal covering such Shares in the form attached hereto as Exhibit D, will be entitled to receive from the Paying Agent payment of the portion of the Closing Amount set forth on Exhibit 2.8 opposite such holder’s name in column v. Each certificate that is surrendered pursuant to this Section 2.10(b) shall forthwith be canceled. Until so surrendered and except as otherwise set forth in Section 2.12, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive the applicable portion of the Merger Consideration. No interest will be paid or will accrue on such portion of the Initial Merger Consideration.
          (c) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the portion of the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.
          (d) In the event that any certificate evidencing Shares shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange therefor, upon making of an affidavit of that fact by the holder thereof, a portion of the Closing Amount due in respect of such Shares that is payable pursuant to this Agreement; provided, however, that the Paying Agent or Parent may, in its respective discretion and as a condition precedent to the issuance thereof, require the delivery of a suitable bond or indemnity agreement by the owner of such lost, stolen or destroyed certificate.
          (e) Upon the First MAA Subsequent Payment Date, Parent shall deliver an aggregate payment of $12,500,000 (the “First MAA Subsequent Payment Amount”), with such payment allocated to (i) the holders of Shares and holders of Company Options who have complied with the procedures set forth in this Section 2.10, with each such holder’s portion of the First MAA Subsequent Payment Amount determined in accordance with Section 2.8 and (ii) Montgomery & Co., LLC as set forth in Exhibit 2.8.
          (f) Upon the First NDA Subsequent Payment Date, Parent shall deliver an aggregate payment of $12,500,000 (the “First NDA Subsequent Payment Amount"), with such payment allocated to (i) the holders of Shares and holders of Company Options who have complied with the procedures set forth in this Section 2.10, with each such holder’s portion of the First NDA Subsequent Payment Amount determined in accordance with Section 2.8 and (ii) Montgomery & Co., LLC as set forth in Exhibit 2.8.
          (g) Upon the Second MAA Subsequent Payment Date, Parent shall deliver an aggregate payment of $10,000,000 (the “Second MAA Subsequent Payment Amount"), with such payment allocated to (i) the holders of Shares and holders of Company Options who have complied with the procedures set forth in this Section 2.10, with each such holder’s portion of the Second MAA Subsequent Payment Amount determined in accordance with Section 2.8 and (ii) Montgomery & Co., LLC as set forth in Exhibit 2.8.
          (h) Upon the Second NDA Subsequent Payment Date, Parent shall deliver an aggregate payment of $10,000,000 (the “Second NDA Subsequent Payment Amount"), with such payment allocated to (i) the holders of Shares and holders of Company Options who have complied with the procedures set forth in this Section 2.10, with each such holder’s portion of the Second NDA Subsequent Payment Amount determined in accordance with Section 2.8 and (ii) Montgomery & Co., LLC as set forth in Exhibit 2.8.
          (i) Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property escheat or similar law. If any certificate formerly representing Shares shall not have been surrendered prior to eighteen months after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
     2.11. Dissenting Shares. Any holder of Shares issued and outstanding immediately prior to the Effective Time with respect to which appraisal and/or dissenter’s rights, if any, are available by reason of the Merger pursuant to Section 262 of the DGCL (“Company Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration pursuant to Section 2.8, unless such holder fails to perfect, effectively withdraws or loses its appraisal rights and/or rights to dissent from the Merger under the DGCL. Such holder shall be entitled to receive only such rights as are granted under Section 262 of the DGCL. If any such holder fails to perfect, effectively withdraws or loses such appraisal and/or dissenter’s rights under the DGCL, such Company Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive (without interest) that portion of the Merger Consideration due pursuant to the provisions of Section 2.8. Any payments made with respect to Company Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property have been or shall be provided by Parent, Merger Sub or any of Parent’s Affiliates for such payment.
     2.12. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States federal, state or local, or any foreign, Tax law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority by Parent or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of Shares or Company Options in respect of which Parent made such deduction and withholding.
     2.13. Equityholder Representative.
          (a) Appointment. As used in this Agreement, the term “Equityholder Representative” shall mean Stuart J. M. Collinson, or any Person appointed as a successor Equityholder Representative pursuant to Section 2.13(b) hereof. Effective upon Closing, without any further action by any other Person, the Equityholder Representative shall be appointed and constituted in respect of each Participating Rights Holder, as his, her or its agent, to act in his, her or its name, place and stead, as such Participating Rights Holder’s attorney-in-fact, as more fully set forth in Section 2.13(c).
          (b) Election and Replacement. From and after the Effective Time until the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Article VIII hereof), Participating Rights Holders who are entitled to receive in excess of 50% of the Initial Merger Consideration (the “Majority”), may, from time to time upon written notice to the Equityholder Representative and Parent, remove any Equityholder Representative (including any appointed by Parent as provided below) or appoint a new Equityholder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of any Equityholder Representative. If the Majority is required to but has not appointed a successor Equityholder Representative to fill any vacancy within twenty (20) Business Days from written notice from Parent to all Participating Rights Holders and a request by Parent to appoint a successor Equityholder Representative, Parent shall have the right to appoint an Equityholder Representative to fill any such vacancy from the directors of the Company prior to the Merger, and shall use commercially reasonable efforts to advise all Participating Rights Holders of such appointment by written notice; provided, however, that a Majority shall thereafter retain the right to remove the Equityholder Representative or appoint a new Equityholder Representative pursuant to this Section 2.13. A copy of any appointment by the Majority of any successor Equityholder Representative shall be provided to Parent promptly after it shall have been effected. Each successor Equityholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Equityholder Representative, and the term “Equityholder Representative” as used herein shall be deemed to include any successor Equityholder Representative.
          (c) Authority. The Equityholder Representative shall be authorized (i) to determine the occurrence of any Milestone, (ii) to resolve any disputes related to the occurrence of any Milestone, including the authorization to demand mediation or arbitration in accordance with the terms of this Agreement and to comply with orders of courts and awards of arbitrators related thereto, (iii) to discuss, negotiate, resolve and fully and finally settle on behalf of the Participating Rights Holders any claims for indemnification by Parent under Article VIII hereof, including the authorization to demand mediation in accordance with the terms of this Agreement and to comply with orders of courts with respect to any such claim for indemnification, (iv) to take any action, including litigating, defending or enforcing any actions, and to make, deliver and sign any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an “Instrument”) which the Equityholder Representative determines in his or her discretion to be necessary, appropriate or desirable, and, in connection therewith (provided however if any individual Participating Rights Holder is named in such litigation, the Participating Rights Holder shall have the right to tender defense), (v) to hire or retain, at the sole expense of the Participating Rights Holders, such counsel, investment bankers, accountants, representatives and other professional advisors as he or she determines in his or her sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his or her rights and obligations hereunder, (vi) to act as disbursement agent for any payments to the Company Indemnified Parties pursuant to Article VIII, (vii) to act as disbursement agent for any payments to the D&O Indemnified Parties pursuant to Section 6.1, and (viii) to receive all documents, certificates and notices and make all determinations on behalf of the Participating Rights Holders required under this Agreement. A decision, act, consent or instruction of the Equityholder Representative shall constitute a decision of the Participating Rights Holders, and shall be final, binding and conclusive upon the Participating Rights Holders, as the case may be. Any party receiving an Instrument from the Equityholder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation. The Equityholder Representative shall promptly, and in any event within five Business Days, provide written notice to each Participating Rights Holder of any action taken on behalf of the Participating Rights Holders by the Equityholder Representative pursuant to the authority delegated to the Equityholder Representative under this Section 2.13.
          (d) No Liability of Equityholder Representative or Parent. Neither the Equityholder Representative (nor any of the directors, officers, agents or employees of Equityholder Representative, if applicable) shall be liable to any Participating Rights Holder or any other Person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement, except in the case of the Equityholder Representative’s gross negligence or willful misconduct. The Equityholder Representative may consult with legal counsel, independent public accountants and other experts selected by the Equityholder Representative and shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. As to any matters not expressly provided for in this Agreement, the Equityholder Representative shall not be required to exercise any discretion or take any action. Parent (and the Surviving Corporation) shall have no Liability to any of the Participating Rights Holders or otherwise arising out of the acts or omissions of the Equityholder Representative or any disputes among the Participating Rights Holders or between the Participating Rights Holders and the Equityholder Representative. Parent may rely entirely on its dealings with, and notices to and from, the Equityholder Representative to satisfy any obligations it might have under this Agreement or otherwise to the Participating Rights Holders.
          (e) Indemnity; Fees, Costs and Expenses. Each Participating Rights Holder shall, only to the extent of and in proportion to the portion of the Merger Consideration received by such Participating Rights Holder, indemnify and defend the Equityholder Representative and hold the Equityholder Representative harmless against any loss, damage, cost, liability or expense incurred without fraud, gross negligence or willful misconduct by the Equityholder Representative and arising out of or in connection with the acceptance, performance or administration of the Equityholder Representative’s duties under this Agreement. Any liabilities, losses, penalties, fines, claims, damages, out-of-pocket costs or expenses incurred by or reasonably expected to be incurred by the Equityholder Representative in connection with the acceptance, performance and administration of his or her duties as the Equityholder Representative pursuant to this Agreement (including the hiring of legal counsel, accountants or auditors and other advisors pursuant to the terms of this Agreement but excluding any of the foregoing arising out of the Equityholder Representative’s fraud, gross negligence or willful misconduct) and all fees payable hereunder to the Equityholder Representative by the Participating Rights Holders (collectively, the “Equityholder Representative’s Fees and Costs”), shall be paid as follows: (i) first by recourse to the Equityholder Representative’s Fund, and (ii) if such amounts held in the Equityholder Representative’s Fund are insufficient to pay for such Equityholder Representative’s Fees and Costs, then by recourse to the Subsequent Merger Consideration and (iii) if such amounts are insufficient to pay such Equityholder Representative’s Fees and Costs, then by recourse directly to the Participating Rights Holders (in proportion to the pro rata portion of the Closing Amount otherwise to be received by such Participating Rights Holders).
          (f) Compensation. In consideration for the services to be rendered pursuant to this Agreement, the Participating Rights Holders shall pay the Equityholder Representative fees in the amount of $500 per hour in connection with the duties authorized pursuant to Section 2.13(c). The Equityholder Representative shall keep itemized records of all fees, costs and expenses incurred in connection with the acceptance, performance and administration of his duties pursuant to this Agreement and, at the written request of a Participating Rights Holder, shall promptly make such records available for review. The Equityholder Representative shall be responsible for all withholding and deductions for taxes and shall pay, when and as due, any and all taxes incurred as a result of his compensation hereunder, including estimated taxes, and if reasonably requested by a Participating Rights Holder, provide proof of said payments. The Equityholder Representative further agrees to indemnify and hold harmless in all respects the Participating Rights Holders with respect to withholding or deductions of payment of such amounts and with respect to all costs, expenses or penalties that may be assessed in the event of the Equityholder Representative’s failure to comply with Applicable Law, Regulations and governing agreements in making such deductions and corresponding payments.
          (g) Access to Information. Parent shall provide to the Equityholder Representative on a quarterly basis a written report concerning the status of any unachieved Milestones. Parent shall promptly (but no later than five Business Days following the achievement of a Milestone) notify the Equityholder Representative of the achievement of any Milestone. At the request of the Equityholder Representative, upon reasonable notice and at a reasonable time and location on no more than a semi-annual basis, the Equityholder Representative shall be entitled to ask, and have answered, reasonable questions arising from their review of the quarterly updates provided by Parent.
          (h) Dispute Resolution.
               (1) In the event that the Equityholder Representative shall dispute the occurrence of a Milestone or a request for indemnification or setoff under Article VIII, then the Equityholder Representative shall provide written notice to Parent (the “Dispute Notice”) specifying the amount disputed and the basis for the dispute, together with supporting documentation reflecting the analysis and justification thereof. Parent and the Equityholder Representative shall thereafter attempt to resolve the dispute as set forth in this Section 2.13(h).
               (2) The Participating Rights Holders and Parent shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between an agent chosen by the Equityholder Representative and an executive officer of Parent who has authority to settle the dispute. Each Party shall give the other party involved written notice of any dispute not resolved in the ordinary course of business. Within seven (7) days after delivery of such notice, the party receiving notice shall submit to the other a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive officer who will represent Parent and any other Person who will accompany that executive officer, in the case of Parent, or the name of the agent who will represent the Participating Rights Holders and any other Person who will accompany that agent, in the case of the Participating Rights Holders.
          (3) Within fourteen (14) days after delivery of the notice, the designated agent chosen by the Equityholder Representative and the designated executive officer of Parent shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 2.13(h) (and any of the parties’ submissions in contemplation hereof) shall be kept confidential by the parties and shall be treated by the parties and their representatives as compromise and settlement negotiations under the Federal Rules of Evidence and any similar state rules.
          (4) With regard to a dispute regarding the occurrence of a Milestone, if the parties are unable to reach an agreement within thirty (30) days following the initiation of discussions between them, such dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under the rules of the American Arbitration Association. The arbitration shall be conducted before one (1) arbitrator chosen by mutual agreement of the parties. If the parties cannot agree on the choice of the arbitrator within a period of thirty (30) days after submission, then the arbitrator shall be appointed by the Court of Arbitration of the American Arbitration Association. Any such arbitration shall be held in San Francisco, California. The arbitrator shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as he or she may determine. The arbitral decision shall be final and binding upon the parties.
          (5) With regard to all other disputes, including those regarding a request for indemnification or setoff under Article VIII, if the parties are unable to reach an agreement within thirty (30) days following the initiation of discussions between them, the parties shall thereafter enter into mediation with one (1) mediator chosen by mutual agreement of the parties. If the parties are unable to reach an agreement within fifteen (15) days after entering into mediation, the dispute shall be resolved pursuant to Sections 9.14 and 9.15 hereof.
     2.14. Transaction Fees. On the day prior to the Closing Date, the Company shall provide to Parent an itemized and complete schedule of the Transaction Fees of the Company and, to the extent agreed or required to be paid by the Company, the Stockholders (the “Transaction Fee Schedule”). The Company shall pay the Transaction Fees set forth on the Transaction Fee Schedule prior to the Closing Date.
ARTICLE III.
CLOSING DELIVERIES
     3.1. Deliveries by the Company at the Closing. At the Closing, the Company shall deliver, or cause to be delivered:

          (a) certified organizational documents and certificates of good standing (i) issued by the Secretary of State of the State of Delaware for the Company, and (ii) issued by the states in which the Company is qualified to do business as a foreign corporation;
          (b) a certificate, dated as of the Closing Date and signed by the Company’s Chief Financial and Administrative Officer, as to the fulfillment of the conditions set forth in Section 7.2;
          (c) a certificate executed by the Secretary of the Company, dated as of the Closing Date, certifying resolutions adopted by the Company’s board of directors and stockholders relating to the transactions contemplated by this Agreement;
          (d) a copy of the Escrow Agreement, executed by the Equityholder Representative;
          (e) an executed copy of that certain Escrow Agreement, dated as of the date hereof, by and between the Equityholder Representative and JPMorgan Chase Bank, N.A.; and
          (f) such other documents and items as Parent may reasonably request.
     3.2. Deliveries by Parent and Merger Sub at the Closing. At the Closing, Parent and Merger Sub shall deliver, or cause to be delivered:
          (a) the Closing Amount to the Paying Agent to be distributed pursuant to Section 2.8;
          (b) the Equityholder Representative’s Fund to the JPMorgan Chase Bank, N.A.;
          (c) the Escrow Amount to the Escrow Agent to be held pursuant to the terms of the Escrow Agreement;
          (d) a certificate, dated as of the Closing Date and signed by an officer of Parent, as to the fulfillment of the conditions set forth in Section 7.1;
          (e) a copy of the Escrow Agreement, executed by Parent;
          (f) a copy of the Paying Agent Agreement, executed by Parent; and
          (g) such other documents and items as the Company may reasonably request.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY
     As a material inducement to Parent and Merger Sub to enter into this Agreement, except as disclosed in the disclosure schedules delivered to Parent and Merger Sub by the Company concurrently herewith (the “Company Disclosure Schedule”) (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify the representations in the corresponding section of this Article IV and shall be deemed made in any other section or sections of the Company Disclosure Schedule to the extent the relevance of such disclosures is readily apparent from the text of such disclosure), the Company hereby makes the following representations and warranties to Parent and Merger Sub.
     4.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and corporate authority to conduct the Business as it is presently being conducted, to own, lease or operate, as applicable, its assets and properties, and to perform all its obligations under its Material Contracts (as defined below). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company. Copies of the certificate of incorporation and bylaws of the Company, and all amendments thereto, have heretofore been delivered to Parent and are accurate and complete as of the date hereof. The Company is not in violation of its certificate of incorporation or bylaws.
     4.2. Subsidiaries. The Company does not have any Subsidiaries and does not otherwise own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association, or other entity.
     4.3. Authorization. The Company has all requisite power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, subject to the adoption of this Agreement by the Required Company Stockholder Vote. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved by the board of directors of the Company. Other than the approval of the stockholders of the Company by the affirmative vote of the (a) holders of a majority of outstanding shares of Common Stock and Preferred Stock voting together as a single class and (b) holders of at least fifty percent (50%) of the Company’s Series A Preferred Stock (together, the “Required Company Stockholder Vote”) in accordance with the DGCL and the certificate of incorporation of the Company, no other proceeding on the part of the Company or the stockholders of the Company is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.

     4.4. Capitalization.
          (a) Schedule 4.4(a) sets forth the name of each Person holding any equity securities of the Company or securities convertible into or exchangeable or exercisable for equity securities of the Company and the type and amount of equity security held by such Person. The authorized capital stock of the Company consists of 12,500,000 shares of Common Stock and 8,600,000 shares of Preferred Stock. Immediately prior to the Effective Time, there will be issued and outstanding 2,674,571 shares of Common Stock and 3,030,304 shares of Preferred Stock designated as “Series A Preferred Stock,” which, as of the Effective Time, shall convert into 3,030,304 shares of Common Stock. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No claim has been made or threatened to the Company asserting that any Person other than a Person listed on Schedule 4.4(a) is the holder or beneficial owner of, or has the right to acquire beneficial ownership of, any stock of, or any other voting, equity or ownership interest in the Company. Except as set forth on Schedule 4.4(a), there are (i) no accrued and unpaid dividends on any of the Shares and (ii) no commitments to issue additional shares of Common Stock or Preferred Stock.
          (b) Except as set forth on Schedule 4.4(b), there are no (i) options, warrants, agreements, convertible, exercisable or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, transfer, purchase, return or redeem or otherwise acquire shares or other securities of the Company or to provide funds to, make an investment in, or contribute capital to, any Person, (ii) securities of the Company reserved for issuance for any purpose, (iii) agreements pursuant to which registration rights in the shares of the Company have been granted, (iv) shareholders agreements, whether written or verbal, among any current or former stockholders of the Company, (v) statutory or contractual preemptive rights or rights of first refusal with respect to the Shares or (vi) stock appreciation rights, security-based performance units, “phantom” stock, profit participation or other similar rights or agreements.
          (c) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock. Except as set forth on Schedule 4.4(c), to the Company’s Knowledge, there are no agreements between any of the Stockholders with respect to the voting or transfer of the capital stock of the Company or with respect to any other aspect of the Company’s affairs.
          (d) Schedule 4.4(d) sets forth a true and complete list as of the date hereof of all holders of outstanding Company Options, the exercise price per share, the term of each such Company Option, whether such Company Option is a nonqualified stock option or incentive stock option, whether the optionee is an employee of the Company on the date of this Agreement and any restrictions on exercise or sale of such Company Option or underlying shares (other than any restrictions contained in the agreements listed on Schedule 4.4(b)).
     4.5. Title to Properties and Assets.
          (a) The Company has good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of its properties and assets. The assets, properties and rights of the Company constitute all of the assets, properties and rights which are necessary for the operation of the Business as currently conducted. The Company holds title to each material property and asset which it purports to own, free and clear of any Encumbrances other than Permitted Encumbrances. The representations in this Section 4.5 do not apply to the Intellectual Property Rights.
          (b) All of the tangible assets of the Company are in all material respects in reasonably serviceable operating condition and repair and are adequate for the conduct of the Business in substantially the same manner as it has heretofore been conducted.
          (c) Schedule 4.5(c) sets forth a true and complete list of all real property owned or leased by the Company (collectively, the “Real Property”), including the location of, and a brief description of the nature of the activities conducted on, such Real Property. The Company has good and marketable fee simple title to or a valid leasehold interest in the Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. No Person other than the Company has any right to use, occupy or lease all or any portion of the Real Property during the term of the Company’s leasehold interest.
     4.6. Absence of Certain Activities. Since May 16, 2006, there has not been:
          (a) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results or prospects of the Company.
          (b) any waiver by the Company of a valuable right or of a material debt owed to it;
          (c) any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except such a satisfaction, discharge or payment made in the Ordinary Course of Business that is not material to the assets, properties, financial condition or operating results of the Company;
          (d) the incurrence of a Liability other than in the Ordinary Course of Business and which would not have a Material Adverse Effect;
          (e) any change or amendment to a Material Contract (as defined below), except for changes or amendments which are expressly provided for or disclosed in or pursuant to this Agreement; or
          (f) any creation or assumption by the Company of any Encumbrance on any of its material assets, other than Permitted Encumbrances.
     4.7. Certain Actions. Prior to May 16, 2006, the Company conducted no activities other than (i) activities related to the Company’s formation and organization, (ii) the issuance of 1,000,000 shares of founders’ stock and (iii) the execution of that certain Asset Contribution Agreement dated as of May 2, 2006, by and between the Company and Conforma Therapeutics Corporation. Since May 16, 2006, there has not been any change, effect, event, occurrence, state of facts or development known to the Company that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the generality of the foregoing, except as contemplated hereby, since May 16, 2006:

          (a) the Company has conducted the Business in the Ordinary Course of Business;
          (b) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any of the shares of the Company;
          (c) there has not been any amendment of any provision of the certificate of incorporation, bylaws or other organizational document of the Company, or of any material term of any outstanding security issued by the Company;
          (d) there has not been any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, other than borrowings under existing short-term credit facilities;
          (e) there has not been any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a change in GAAP and concurred with by independent public accountants of the Company;
          (f) the Company has not (i) granted any severance or termination pay to any director, officer or employee of the Company, (ii) entered into any employment, deferred compensation or other similar agreement with (or any amendment to any such existing agreement) any director, officer or employee of the Company, (iii) increased the benefits payable under any existing severance or termination pay policies or employment agreements, or (iv) increased the compensation, bonus or other benefits payable to directors, officers or employees of the Company, in each case other than in the Ordinary Course of Business;
          (g) there has been no issuance of equity securities of the Company, other than pursuant to the conversion of Preferred Stock or the issuance of Common Stock upon exercise of Company Options outstanding as of September 30, 2006;
          (h) there has not been any acquisition or sale, transfer, abandonment, exclusive license or other disposition of assets material to the Company or any acquisition or disposition of capital stock of any third party or any merger or consolidation with any third party, by the Company;
          (i) the Company has not entered into any joint venture, partnership or similar agreement with any Person;
          (j) the Company has not made any loans or advances to any Person, other than ordinary advances to employees for travel expenses;
          (k) the Company has not redeemed, repurchased or otherwise acquired for any consideration any outstanding shares of capital stock, or other membership or ownership interests in, or other equity securities of the Company, or any securities which are convertible into or exchangeable or exercisable therefor;
          (l) the Company has not made or changed any election in respect of material Taxes, entered into any closing agreement, settled any claim or assessment in respect of material

Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; and
          (m) the Company has not authorized or committed or agreed to take any of the actions described in subsections (a) through (l) of this Section 4.7, except as otherwise permitted by this Agreement.
     4.8. Material Contracts.
          (a) All written agreements, contracts, leases, licenses, instruments, commitments, indebtedness (including all evidences of indebtedness owed to the Company by any officer, director or employee of the Company (collectively the “Employee Loans”)), Liabilities and other obligations to which the Company is a party or by which it is bound that (i) are material to the conduct and operations of the Business and its properties, (ii) involve the Stockholders or any of the officers, consultants, directors or employees of the Company, (iii) require the Company to provide in-kind consideration, (iv) contain covenants (A) to indemnify or hold harmless any Person or (B) not to (or otherwise restricting or limiting the Company’s ability to) compete in any line of business or geographical area, including any covenant not to compete with respect to the manufacture, marketing, distribution or sale of any product or product line, (v) involve real property, (vi) involve a joint venture, partnership, or limited liability company relationship, (vii) govern or relate to indebtedness, including guarantees for money borrowed by others, (viii) are material customer or supplier agreements of the Company, (ix) obligate the Company to develop any product or technology, (x) relate to the acquisition or disposition of any material assets, (xi) relate to any rights or obligations to undertake the development or commercialization of any pharmaceutical product, (xii) requires payments by the Company in excess of $50,000 per annum containing a “change of control” or similar provision, (xii) relate to the Compound or any products containing the Compound, (xiii) relate to Intellectual Property (except for commercially available off-the-shelf software) and (xiv) require capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $50,000 (collectively, the “Material Contracts”) are listed in Schedule 4.8 and copies or access to such agreements, contracts, leases, licenses, instruments, commitments, indebtedness, Liabilities and other obligations have been provided to Parent and its counsel. To the Knowledge of the Company, there are no oral agreements, oral commitments, oral Liabilities or other oral obligations to which the Company is a party or by which it is bound that would constitute a Material Contract. For purposes of this Section 4.8, “material” shall mean either (x) having an aggregate value, cost or amount in excess of $150,000, or (y) not terminable upon ninety or fewer days notice without penalty or additional Liabilities.
          (b) Each Material Contract is in full force and effect and paid in the Ordinary Course of Business. Except for those Material Contracts denoted with an asterisk (*) as set forth on Schedule 4.8, no Material Contract requires the consent of any other contracting party to prevent a breach of, a default under, or a termination, change in the terms or conditions or modification of, any Material Contract as a result of the consummation of the transactions contemplated hereunder. All of the Material Contracts are valid, binding and enforceable against the Company in accordance with their terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law. The Company is not in Default under any Material Contract. To the Knowledge of the Company, no other party is in Default under such Material Contracts and, to the Knowledge of the Company, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a Default and no written notice of any claim of Default has been given to the Company. The Company is not currently paying liquidated damages in lieu of performance under any Material Contract.
     4.9. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not (a) result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the Certificate of Incorporation or Bylaws of the Company or, assuming the consents and approvals referred to in Section 4.17 are duly obtained, a violation of, or conflict with any Applicable Laws, Regulations or Court Orders applicable to the Company or (b) violate, conflict with, result in any breach of, constitute a Default under, or give to others any rights of termination or acceleration, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties or assets of the Company pursuant to, any Material Contract or Permit to which the Company is a party or by which any of such properties or assets are bound or affected, except (in the case of this clause (b) only) for any such violation, conflict, breach or Default which would not have a Material Adverse Effect on the Company.
     4.10. Financial Statements.
          (a) The Company heretofore has delivered to Parent true and correct copies of the Financial Statements. The Financial Statements have been prepared in accordance with the books and records of the Company and GAAP, and fairly and accurately present the financial position of the Company as of the date and for the period indicated. The Most Recent Balance Sheet discloses all of the debts, Liabilities and obligations of any nature of the Company, whether due or to become due, as of the date thereof, and was prepared (i) in accordance with the books and records of the Company in the Ordinary Course of Business and consistent with the Company’s past practices with respect to the preparation of its monthly financial statements and (ii) in accordance with GAAP. The Company’s (i) financial transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorizations.
          (b) As of the date hereof, the Company has Net Cash of at least $4,500,000. For purposes of this Agreement, “Net Cash” shall mean difference between (x) cash, cash equivalents and short term investments of the Company, in each case, determined in accordance with GAAP and (y) (i) the Transaction Fees and (ii) the accounts payable, accrued liabilities and other indebtedness orliabilities of the Company, in each case, determined in accordance with GAAP. The Company has no indebtedness for borrowed money. The Company has provided to Parent an itemized and complete schedule, as Schedule 4.10(b) attached hereto, setting forth the calculation of Net Cash as of the date of this Agreement.

     4.11. Liabilities. Except as disclosed in the Financial Statements as of and for the period ended September 30, 2006, the Company has not incurred any Liabilities of any nature, except (i) Liabilities which (A) are accrued or reserved against in such Financial Statements or (B) were incurred after September 30, 2006 in the Ordinary Course of Business and are not, individually, or in the aggregate, material, or (ii) Liabilities that have been discharged or paid in full prior to the date hereof.
     4.12. Taxes.
          (a) The Company has timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate, complete and correct in all material respects and do not contain a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).
          (b) The Company has timely paid or will cause to be timely paid all Taxes shown as due on the Tax Returns, has paid all other material Taxes and has adequately reserved in accordance with GAAP in the Most Recent Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the balance sheet date.
          (c) Except as set forth on Schedule 4.12(c):
          (i) no written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction and the Company has no Knowledge that any such claim is being contemplated;
          (ii) no extensions or waivers of statutes of limitations with respect to the Tax Returns have been given by or requested from the Company;
          (iii) no power of attorney has been granted by the Company with respect to any matter relating to Taxes; and
          (iv) no written claim for assessment or collection of Taxes is presently being asserted against the Company, and there is no presently pending audit examination, refund claim, litigation, proceeding, proposed adjustment or matter in controversy with respect to any Taxes of or with respect to the Company, and the Company has no Knowledge that any such action or proceeding is being contemplated.
          (d) Schedule 4.12(d) sets forth:
          (i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of income Taxes have not expired;
          (ii) those taxable years of the Company for which examinations by taxing authorities are presently being conducted;
          (iii) those taxable years of the Company for which notice of pending or threatened examination or adjustment has been received; and

               (iv) those taxable years of the Company for which required income Tax Returns have not yet been filed.
          (e) All deficiencies asserted or assessments made against the Company as a result of any examinations by any taxing authority have been fully paid.
          (f) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.
          (g) The Company is not party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement.
          (h) The Company is not party to or bound by any closing agreement, offer in compromise or other agreement with any taxing authority.
          (i) (i) the Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent and has no liability for Taxes of any person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax law), as transferee or successor, by contract, or otherwise;
               (1) the Company has not participated in an international boycott within the meaning of Section 999 of the Code; and
               (2) the Company has not engaged in a transaction that constitutes a “listed transaction”, as such term is defined in Treasury Regulation Section 1.6011-4(b)(2).
          (j) The Company has not agreed to make, nor is it required to make, any adjustment for any full or partial Tax Period after the Closing under Section 481 of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method.
          (k) The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.
          (l) The Company has and will have no accrued liability for material Taxes in respect of taxable periods or portions thereof following the date of the Most Recent Balance Sheet and ending on or before the Closing Date other than Taxes incurred in the Ordinary Course of Business or Taxes incurred as a result of the transactions contemplated by Section 2.8(b).
          (m) The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
          (n) The Company has never been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

     4.13. Environmental Matters. (a) There have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) that would be reasonably likely to form the basis of a material Environmental Claim against the Company, (b) during the period the Company has leased the Real Property, no third party has used, generated, manufactured or stored on, under or about the Real Property or transported to or from the Real Property any Hazardous Materials except to the extent not in violation of applicable Environmental Laws, (c) the Company is in compliance with all Environmental Laws applicable to the Company and there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company, except for such failure to be in compliance therewith as would not reasonably be expected to have a Material Adverse Effect on the Company, (d) the Company is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any liability or obligation under any Environmental Law; and (e) the Company has not retained or assumed, either contractually or by operation of law, any liability or obligation that would reasonably be expected to have formed the basis of any material Environmental Claim against the Company. The Company has no Knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of the Real Property, which may have occurred prior to the Company having taken possession of any of the Real Property. For purposes of this Agreement, the terms “disposal,” “release” and “threatened release” shall have the definitions assigned thereto by the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this Section 4.13, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste which is regulated under, or defined as a “hazardous substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous material,” “toxic substance” or “hazardous chemical” under (i) CERCLA; (ii) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001 et seq.; (iii) the U.S. Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (iv) the U.S. Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (v) the U.S. Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (vi) regulations promulgated under any of the above statutes or (vii) any applicable state or local statute, ordinance, rule, or Regulation that has a scope or purpose similar to those statutes identified above (collectively referred to herein as the “Environmental Laws”).
     4.14. Employee Benefits.
     (a) Schedule 4.14(a) lists as of the date hereof all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current or former employment or executive compensation or severance agreements, written or otherwise maintained or contributed to by the Company or an ERISA Affiliate (defined below) for the benefit of or relating to any employee or former employee of the Company (or any dependent thereof), or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), with respect to which the Company or an ERISA Affiliate has any Liability or could incur any Liability, including any Liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of

ERISA (each a “Benefit Plan,” collectively, the “Benefit Plans”). Benefit Plans shall include each Benefit Plan maintained in the U.S. For each Benefit Plan, true and complete copies of, where applicable, (i) the three (3) most recent annual reports on Form 5500 (with schedules and attachments), (ii) the actuarial reports and results of all nondiscrimination tests for the last three (3) plan years and (iii) any plan document, summary plan description, trust agreement, employment agreement and other governing instrument, document or employee communication, have been delivered to Parent as of the date hereof.
          (b) No Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Benefit Plan. Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Sections 3(37) and 4001(a)(3) of ERISA, and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.
          (c) Each Benefit Plan has been maintained in all material respects, by its terms and in operation, in accordance with the requirements of Applicable Law (including with the requirements of ERISA and the Code).
          (d) Each Benefit Plan intended to qualify under Section 401(a) of the Code has been determined by the Internal Revenue Service (“IRS”) to so qualify and each Benefit Plan has adopted all amendments necessary to comply with the Code on or before the remedial amendment period deadline specified for each such amendment pursuant to Section 401(b) of the Code or IRS promulgations and has obtained a determination or opinion letter from the IRS which give reliance to such Benefit Plan that it complies with the requirements of the Code, and the trust created thereunder satisfies the provisions of Section 501(a) of the Code. The Company has provided to Parent a true and compete copy of the latest IRS determination or opinion letter with respect to each such Benefit Plan and nothing has since occurred that could cause the loss of such qualification or exemption and no such Benefit Plan has been operated in a manner which would reasonably be expected to cause it to be disqualified in operation. No Benefit Plan intended to be or is funded by a trust that is intended to be exempt from tax under the provisions of Section 501(c)(9) of the Code has been determined by the IRS to be so exempt.
          (e) No Benefit Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA (i) that is not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, or (ii) that could result in a material Liability to the Company or any ERISA Affiliate. With respect to any Benefit Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any material claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for material penalties under ERISA Sections 502(c), 502(i) or 502(l), nor, to the Knowledge of the Company, is there a basis for any such claim, and (ii) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA that could result in a material Liability to the Company or any ERISA Affiliate. Other than routine claims for benefits, there is no material claim or proceeding

(including any audit or investigation) pending or, to the Knowledge of the Company, threatened, involving any Benefit Plan by any Person or any Governmental Authority.
          (f) Schedule 4.14(f) sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company, (ii) agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount of Fifty Thousand Dollars ($50,000) or more, (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by Applicable Law, (iv) plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change in control provisions, and (v) all written agreements between the Company and any employee of the Company and identifies each such employee whose employment may be terminated on not less than three months notice without compensation. The Company has delivered to Parent true and complete copies of all such agreements, plans, programs and other arrangements.
          (g) Except as set forth on Schedule 4.14(g)(i), there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Benefit Plan or any other agreement or arrangement to which the Company is a party, and no employee, officer or director of the Company will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement. Schedule 4.14(g)(ii) sets forth a good faith estimate of the severance payments and other similar termination payments that may become payable to the employees of the Company as a result of the transactions contemplated by this Agreement and any subsequent termination of such employee’s employment with the Surviving Corporation. No payment or benefit set forth on Schedule 4.14(g)(i) would reasonably be expected to be not deductible by the Company or the payor thereof under Section 280G of the Code.
          (h) No Benefit Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA, Sections 4980B, 9801, 9802, 9811 and 9812 of the Code, and the Health Insurance Portability and Accountability Act (including regulations thereunder).
          (i) The Company and its ERISA Affiliates have in all material respects made full and timely payment of all amounts required to be contributed or paid as expenses, or accrued such payments in accordance with normal procedures under the terms of each Benefit Plan, GAAP and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.
     4.15. Compliance with Law. The Company is in material compliance with all Regulations and all Court Orders applicable to the Company and required in the operations of the Business, except for such failure to be in compliance therewith as would not result in a breach of the representations and warranties of the Company set forth in Section 4.27 with respect to the Regulations in such section. The Company has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders, and the Company does not know of any existing circumstances that are likely to result in violations of any of the foregoing.
     4.16. Permits. Schedule 4.16 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by the Company in connection with the Business, all of which are in full force and effect as of the date hereof. The Company has all Permits required in the operation of the Business and to own, lease and operate its properties and assets, and such Permits are in full force and effect and are owned by the Company free and clear of all Encumbrances except Permitted Encumbrances, except such Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is not in material Default, nor has it received any notice of any claim of Default, with respect to any such Permit. Such Permits will not be adversely affected by the completion of the transactions contemplated by this Agreement. No suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened.
     4.17. Consents and Approvals. Except for (i) the approval of this Agreement and the transactions contemplated hereby by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation, Bylaws and Applicable Law and (ii) the filing of the Merger Certificate and other appropriate merger documents as required by the DGCL, no consent, approval or authorization of, or filing or registration with, any Governmental Authority, or any other Person, including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), is required to be made, obtained or given by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.
     4.18. Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Proceeding”) pending (or, to the Knowledge of the Company, threatened) against the Company, its activities, properties or assets or, to the Knowledge of the Company, against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company. To the Knowledge of the Company, there is no factual or legal basis for any such Proceeding that would be reasonably likely to result, individually or in the aggregate, in any Material Adverse Effect on the Company. The Company is not a party to or subject to the provisions of any Court Order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no material Proceeding by the Company currently pending or which the Company intends to initiate.
     4.19. Labor Matters.
          (a) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and, to the Knowledge of the Company, no labor union has requested or has sought to represent any of the employees, representatives or agents of the Company.
          (b) There is no strike or other labor dispute involving the Company, or, to the Knowledge of the Company, threatened. The Company has not, during the period from the

Company’s inception through the date of this Agreement, received any material demand letters, civil rights charges, suits, drafts of suits, administrative or other claims from any of its employees.
          (c) All individuals who are performing consulting or other services for the Company are correctly classified by the Company as either “independent contractors” or “employees” as the case may be and, at the Closing Date, will qualify for such classification with immaterial exceptions, other than any failure to so correctly classify such individual that could not reasonably be expected to have a Material Adverse Effect on the Company.
          (d) The Company is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, employment practices, terms and conditions of employment and wages and hours.
          (e) The Company has withheld and reported all material amounts required by Applicable Law or agreement to be withheld and reported with respect to wages, salaries and other payments to employees.
          (f) There are no pending or, to the Knowledge of the Company, threatened, claims or actions against the Company under any workers’ compensation policy or long-term disability policy that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.
     4.20. Intellectual Property.
          (a) Schedule 4.20(a) sets forth a complete and accurate list of all (1) patents, patent applications and patent disclosures issued or filed, together with all reissues, divisions, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (2) trade names, common law trademarks, common law service marks, registered trademarks, registered service marks, and applications for trademark registration or service mark registration, (3) registered and unregistered copyrights and (4) domain name registrations and websites used or held for use by the Company in the conduct of its business specifying as to each such item, as applicable (i) the owner of the item, (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, (iii) the respective issuance, registration, or application number of the item, (iv) the date of application and issuance or registration of the item, the dates of any deadlines associated with any item and a brief description of the reason for such deadline.
          (b) Schedule 4.20(b) sets forth a complete and accurate list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any Intellectual Property used by the Company in the conduct of its business, and (ii) by which the Company licenses or otherwise authorizes a third party to use any Intellectual Property of the Company. Neither the Company nor, to the Company’s Knowledge, any third party is in breach of or default under any such license or other agreement, and except as set forth on Schedule 4.20(b), each such license or other agreement is now and immediately following the Effective Time shall be valid and in full force and effect. Any license, sublicense, consent or other agreement pertaining to the Compound is deemed “material” for purposes of this Section 4.20(b).
          (c) The Company owns all right, title and interest in and to, or is licensed or otherwise has the right to use, and has the right to bring actions for the infringement or other violation of, all Intellectual Property necessary for the operation of business of the Company as it is currently conducted.
          (d) No claim has been made, notice given, or dispute arisen to the effect that the business operations of the Company as it is currently conducted infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction nor, to the Company’s Knowledge, is there a basis for any such claim, notice or dispute. The Company does not have any pending or, to the Company’s Knowledge, threatened claims that a third party has violated or infringed any Intellectual Property of the Company. No third party has any pending, or to the Company’s Knowledge, threatened claims that the Company has violated or infringed any of a third party’s Intellectual Property rights. The Company has not given any indemnification, release or covenant to any third party against infringement of such Intellectual Property of the Company.
          (e) All of the items listed in Schedule 4.20(a) are valid and in full force, are held of record in the name of the Company free and clear of all liens, encumbrances and other claims, and are not the subject of any cancellation or reexamination proceeding or any other proceeding challenging their extent or validity. The Company is the applicant of record in all patent applications, and applications for registration of Intellectual Property rights indicated in Schedule 4.20(a), and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.
          (f) To the Company’s Knowledge, none of the material trade secrets, know-how or other confidential or proprietary information of the Company has been disclosed to any Person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement.
     4.21. Transactions with Certain Persons. No officer, director or 10% or greater Stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any such person has or has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or (b) any contract or agreement to which the Company is a party or by which it may be bound or affected.
     4.22. Insurance. Schedule 4.22 sets forth a complete and correct list of all insurance policies of the Company of any kind currently in force and also sets forth for each insurance policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the deductibles and loss retention amounts and the amounts of coverage. True, correct and complete copies of such insurance policies have been made available to Parent. All such insurance policies are in full force and effect and insure the Company in reasonably sufficient amounts against normal risks usually insured against by persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located. The Company does not have any self-insurance or co-insurance programs. The Company is not in Default under any provision of any such insurance policy and the Company has not received notice of cancellation of any such insurance. No event relating specifically to the Company (as opposed to events affecting the pharmaceuticals industry in general) has occurred that is reasonably likely to result, after the date of this Agreement, in an increase in premiums under any insurance policies they maintain. To the Company’s Knowledge, no event has occurred, including the failure by the Company to give any notice or information or by giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company under any such excess liability or protection and indemnity insurance policies.
     4.23. Certain Business Practices. None of the directors, officers, agents (or any of their affiliates) or employees of the Company has, in each case in connection with the Business, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, including expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, made any bribes or kickback payments or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.
     4.24. No Brokers. Except as set forth on Schedule 4.24, none of the Company or any of its officers, directors or employees, has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in an obligation of Parent, the Company, or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     4.25. Books and Records. The Company has made and kept (and given Parent access to) its true, correct and complete books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The minute books of the Company previously made available to Parent accurately and adequately reflect in all material respects all action previously taken by the stockholders, board of directors and committees of the board of directors of the Company. The copies of the stock book records of the Company previously made available to Parent are true, correct and complete, and accurately reflect all transactions effected in the stock of the Company through and including the date hereof.
     4.26. Bank Accounts. Schedule 4.26 contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each person who has signature power with respect to each such account or power of attorney to act on behalf of the Company.
     4.27. FDA and Related Matters. (a) The Company has no Knowledge (and has not been notified by a Company Partner (as defined below)) of any pending regulatory action of any sort (other than non-material routine or periodic inspections or reviews) against any of the Company or any Person that manufactures, develops or distributes a product containing the Compound pursuant to a development, contract research, commercialization, manufacturing, supply or other collaboration arrangement with the Company (each, a “Company Partner”) by the FDA or any other federal, state, local or foreign governmental entity in the Territory that is concerned with the safety, efficacy, reliability or manufacturing of drug products (each, a “Drug Regulatory Agency”) or any other duly authorized Governmental Authority which regulates the sale of drugs in any jurisdiction. None of the Company or, to the Knowledge of the Company, any Company Partner, has knowingly committed or permitted to exist any material violation of the rules and regulations of the FDA or any Drug Regulatory Agency or any other duly authorized Governmental Authority that regulates the sale of drugs which has not been cured by the Company or, to the Knowledge of the Company, any Company Partner, or waived by the FDA, any Drug Regulatory Agency or any other Governmental Authority.
          (a) All preclinical studies and clinical trials being conducted as of the date of this Agreement by the Company are, or, in the case of such studies or trials being conducted as of the date of this Agreement by a Company Partner, to the Knowledge of the Company are, being conducted in material compliance with the applicable requirements of Good Laboratory Practices or Good Clinical Practices, as applicable, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54, and 56, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.
          (b) The manufacture of products containing the Compound (as such manufacturing is contemplated as of the date of this Agreement) by the Company is, or, in the case of any products containing the Compound manufactured (as such manufacturing is contemplated as of the date of this Agreement) by a Company Partner, to the Knowledge of the Company is, being conducted in compliance with the FDA’s applicable current Good Manufacturing Practices regulations for drug and biological products, except for such noncompliance which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.
          (c) None of the Company or, to the Knowledge of the Company, any of their respective agents or subcontractors, has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any Drug Regulatory Agency, and there are no proceedings pending or, to the Knowledge of the Company, threatened in writing that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any Drug Regulatory Agency.
          (d) The Company has made available to Parent all material information known to it with respect to the safety and efficacy of the Compound. The Company has not received notice from any Company Partner of any material interruption of supply or manufacturing capacity, shortage of raw materials, components or other manufacturing problems that would have a material effect on the subsequent development or commercialization (as such development or commercialization is contemplated as of the date of this Agreement) of the Compound, nor to the Company’s Knowledge do any conditions exist that reasonably could be expected to lead to such manufacturing problems. The Company has no Knowledge of any Serious Adverse Event associated with clinical trials of the products containing the Compound of the Company whether conducted by or on behalf of the Company that have not been reported to the FDA, applicable Drug Regulatory Agencies and other applicable Governmental Authorities in accordance with Applicable Law. The Company has made available to Parent true and complete copies of all Investigational New Drug applications submitted to the FDA by the

Company with respect to any product containing the Compound and each such Investigational New Drug Application is true and correct and complete in all material respects and is in full force and effect            and has been maintained in compliance with the requirements of 21 C.F.R. Part 312.
     4.28. HSR Act. The Company is its own “ultimate parent entity,” as such term is defined under the Premerger Notification Rules to the HSR Act.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
     Parent and Merger Sub hereby represent and warrant to the Company as follows, which representations and warranties are true and correct, as of the date hereof, that:
     5.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and corporate authority to conduct its business as it is presently being conducted, and to own, lease or operate, as applicable, its assets and properties. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned, leased or operated or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on Parent or Merger Sub, as the case may be. Each of Parent and Merger Sub is not in violation of its certificate of incorporation or bylaws.
     5.2. Authorization. Each of Parent and Merger Sub has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly approved by the board of directors of each of Parent and Merger Sub. No other proceeding on the part of each of Parent and Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and except insofar as the availability of equitable remedies may be limited by Applicable Law.
     5.3. Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not result in a violation of, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a violation of, or conflict with the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or, assuming that the consents and approvals referred to in Section 5.4 are duly obtained, a violation of, or conflict with any statutes, laws, Regulations or Court Orders applicable to Parent or Merger Sub.

     5.4. Consents and Approvals. Except for (i) the filing of the Merger Certificate and other appropriate merger documents as required by the DGCL, (ii) as may be required by the Securities Exchange Act of 1934, as amended, and (iii) as may be required by The Nasdaq Stock Market Inc., no consent, approval or authorization of, declaration to, or filing or registration with, any Governmental Authority, or any other Person, is required to be made or obtained by each of Parent or Merger Sub in connection with the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby other than those the failure of which to obtain or make would not have a Material Adverse Effect on Parent or Merger Sub.
     5.5. Litigation. There are no Proceedings pending, or to the knowledge of Parent, threatened against or affecting each of Parent and Merger Sub which has or might be reasonably expected to have a Material Adverse Effect on the ability of each of Parent and Merger Sub to perform any of its obligations hereunder or on the consummation of the transactions contemplated by this Agreement.
     5.6. No Brokers. Neither Parent nor Merger Sub nor any of their respective partners, Representatives or Affiliates has entered into nor will enter into any contract, agreement, arrangement or understanding with any broker, finder or similar agent or any Person which will result in the obligation of the Company or the Stockholders to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     5.7. Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment to the Paying Agent of the Initial Merger Consideration and to pay such other amounts payable pursuant to this Agreement.
ARTICLE VI.
POST-CLOSING COVENANTS OF ALL PARTIES
     Each of the Company, Parent, and Merger Sub covenants and agrees as follows:
     6.1. Indemnification of Directors and Officers.
          (a) For a period of six (6) years from and after the Closing Date, Parent and the Surviving Corporation, jointly and severally, agree to indemnify (including the advancement of expenses) and hold harmless all past and present officers and directors of the Company (“D&O Indemnified Parties”) to the same extent such individuals are entitled to indemnification by the Company pursuant to the Company’s Certificate of Incorporation and Bylaws, employment agreements and/or indemnification agreements, each as in effect as of the date of this Agreement, and to the fullest extent permitted under Applicable Law, for any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to acts or omissions that occurred at or prior to the Effective Time. This Section 6.1 shall survive the consummation of the Merger, and is intended to be for the benefit of, and shall be enforceable by, all past and present officers and directors of the Company, their respective heirs and personal representatives and shall be binding upon Parent and the Surviving Corporation. The obligations of Parent and the Surviving Corporation under this Section 6.1 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.1 applies without the express written consent of such affected indemnitee.
          (b) At the Effective Time and for a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect in the certificate of incorporation and bylaws of it or any successor of it the provision set forth in Schedule 6.1.
          (c) As soon as practicable following the Closing, the Surviving Corporation shall cause to be purchased a six year “tail” policy of directors’ and officers’ liability insurance for the benefit of the present and former officers and the present and former directors of the Company in an aggregate coverage amount not less than those set forth in the policies.
          (d) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.1.
          (e) The rights of each past and present officer and director of the Company under this Section 6.1 shall be in addition to any rights such individual may have under the Company’s Certificate of Incorporation and Bylaws or under any applicable Law.
     6.2. Tax Matters.
          (a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all Taxable Periods ending on or prior to the Closing Date which are filed after the Closing Date (“Parent-Prepared Tax Returns”). Parent shall permit Equityholder Representative to review and comment on each Parent-Prepared Tax Returns prior to filing and shall make such revisions to such Tax Returns as are requested by the Equityholder Representative, unless contrary to Applicable Law. All Parent-Prepared Tax Returns shall be prepared in a manner consistent with past practice of the Company. Each Parent-Prepared Tax Return shall be made available to the Equityholder Representative at least thirty (30) days prior to the filing due date for each Parent-Prepared Tax Return and Equityholder Representative shall provide Parent with comments no later than seven (7) days prior to the filing date for each Parent-Prepared Tax Return.
          (b) The Parties shall reasonably cooperate, and shall cause their respective Affiliates, and Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits (including any Tax Claims) with respect to all Tax Periods relating to Taxes. Such cooperation shall include maintaining and making available to each other all relevant records relating to Taxes, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder, to testify at any proceedings relating to Taxes or to execute Tax Returns. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any Tax Period beginning before the Closing Date until the applicable statute of limitations (as may be extended) has expired and to abide by all record retention agreements entered into with any Governmental Authority; (ii) to allow the other party and its representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party’s expense; and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, to allow the other party to take possession of such books and records.
          (c) If, subsequent to the Closing, Parent or the Company receives notice of a Tax Contest with respect to any Tax Return for a Tax period beginning before the Closing Date, then within fifteen (15) days after receipt of such notice, the Parent shall notify the Equityholder Representative of such notice. The Equityholder Representative shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have a material impact on Taxes of Company for a Post-Closing Tax Period, then the Equityholder Representative shall afford Parent the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could have a material impact on Taxes of the Company in any Post-Closing Tax Period. If the Equityholder Representative shall have the right to control the conduct and resolution of a Tax Contest but elects in writing not to do so, then Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that Parent shall keep the Equityholder Representative informed of all material developments on a timely basis. Each party shall bear its own costs for participating in such Tax Contest. For purposes of this Section, “Tax Contest” means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes. Notwithstanding the foregoing, the Equityholder Representative shall not be entitled to control any claim relating to Taxes of the Parent, Company, or their Subsidiaries for any Tax period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of Parent, the Company or their Subsidiaries for Taxes for any Tax Period (or portion thereof) after the Closing Date, without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned.
          (d) Company and/or Parent, as the case may be, will pay to Stockholders any and all refunds or reimbursements of Taxes attributable to Pre-Closing Tax Periods.
     6.3. Development and Commercialization of the Compound. Notwithstanding anything herein to the contrary, the Company hereby agrees and acknowledges that Parent has no obligation, implied or otherwise, and owes no duty to the Surviving Corporation or to the Participating Rights Holders under this Agreement to pursue the clinical development or commercialization of any product containing the Compound and no liability to the Surviving Corporation or to the Participating Rights Holders under this Agreement shall result from any decisions by Parent to terminate the clinical development and commercialization of any product containing the Compound.

     6.4. Conduct of Business. The Company covenants and agrees that between the time of execution of this Agreement and the Effective Time it will conduct its operations only in the Ordinary Course of Business, and no dividends, distributions or similar payments shall be made to any Stockholder during such period.
ARTICLE VII.
CONDITIONS TO OBLIGATIONS
     7.1. Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company:
          (a) Each of (i) the representations and warranties of Parent and Merger Sub contained in Sections 5.1 (Organization) and 5.2 (Authorization) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 7.1(a)(ii) to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or taken together with any other failures of representations and warranties to be so true and correct, has not had and could not reasonably be expected to have a Material Adverse Effect on Parent.
          (b) Each of Parent and Merger Sub shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.
     7.2. Conditions to the Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of Parent and Merger Sub to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Parent or Merger Sub:
          (a) Each of (i) the representations and warranties of the Company in Sections 4.1 (Organization), 4.2 (Subsidiaries), 4.3 (Authorization), and 4.4 (Capitalization) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except to the extent that the failure of any such representation or warranty specified in this Section 7.2(a)(ii) to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or taken together with any other failures of representations and warranties to be so true and correct, has not had and could not reasonably be expected to have a Material Adverse Effect on the Company.
          (b) The Company shall have performed, or complied with, the obligations, agreements and covenants, required to be performed or complied with by it under this Agreement.
          (c) The Company shall have tendered for delivery the documents and other items to be delivered by such parties pursuant to Article III of this Agreement.
          (d) The Company shall have received all Permits and Consents by Governmental Authorities that are required for the consummation of the transactions contemplated hereby and the Consents by third parties set forth on Schedule 7.2(d) hereto.
          (e) Each of the Series A Financing Documents shall have been terminated, or by their terms shall be terminated as of the Effective Time.
          (f) Each of the directors of the Company shall have resigned as a director of the Company.
          (g) This Agreement, and the other transactions contemplated hereby, including the Merger, shall have been approved by the Required Company Stockholder Vote.
          (h) The Company shall have delivered a certification dated not more than 30 days prior to the Closing Date and signed by the Company to the effect that the Company is not, nor has it been within the shorter of (i) the duration of the Company’s existence or (ii) 5 years from the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.
ARTICLE VIII.
INDEMNIFICATION
     8.1. Survival of Representations. The representations and warranties contained herein shall survive the Effective Time until twelve (12) months thereafter; provided, however, that: (i) the representations and warranties set forth in Sections 4.1 (“Organization”), 4.3 (“Authorization”), 4.4 (“Capitalization”), 5.1 (“Organization”) and 5.2 (“Authorization”) shall survive in perpetuity, and (ii) the representations and warranties set forth in Sections 4.12 (“Taxes”), 4.13 (“Environmental Matters”) and 4.14 (Employee Benefits) shall survive the Effective Time until sixty days following the expiration of any applicable statute of limitations (including any extensions thereof); provided, further, however, that in the case of actual fraud, intentional misrepresentation or active concealment, the representations and warranties shall survive until the expiration of the applicable statute of limitations. Any claims under this Agreement with respect to a breach of a representation and warranty must be asserted by written notice within the applicable survival period contemplated by this Section 8.1, and if such a notice is given, the survival period for such representation and warranty shall continue until the claim is fully resolved. The right to indemnification or other remedy based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.
     8.2. Indemnification.
          (a) (i) Subsequent to the Closing, subject to the limitations described below in Section 8.5, each of Parent and its respective Affiliates (including, after the Closing, the Company) and each of its respective officers, directors, employees, stockholders and agents (the “Parent Indemnified Parties”) shall be indemnified and reimbursed by the Participating Rights Holders, solely by means of deductions first from the Escrow Account and, to the extent that such funds in the Escrow Account (including the Escrow Earnings) are insufficient, as an offset against up to $5,900,000 of the Subsequent Merger Consideration Payments, when and if payable (as set forth in Section 8.5), and subject to the provisions of this Article VIII, from and against any and all damage, claim, loss, cost, liability or expense, including interest, penalties, reasonable attorneys’ fees and expenses of investigation, response action, removal action or remedial action (collectively, “Damages”) incurred by such Parent Indemnified Party that arise out of, or relate to (x) any breach of any representation or warranty made by the Company in this Agreement or in any certificate delivered to Parent and Merger Sub at Closing; (y) any failure to perform any covenant or obligation made by the Company in or pursuant to this Agreement; or (z) any Pre-Closing Taxes (determined as provided in Section 8.7).
               (ii) Subsequent to the Closing, subject to the limitations described below in Section 8.5, Parent and Merger Sub, jointly and severally, shall indemnify and reimburse each Participating Rights Holder, the Equityholder Representative and each of their respective representatives, heirs and Affiliates (the “Company Indemnified Parties” and collectively with the Parent Indemnified Parties, the “Covered Parties”) from and against any and all Damages asserted against, suffered, sustained, accrued or incurred by such Company Indemnified Party arising out of or relating to (i) any breach of any representation or warranty made by Parent and/or Merger Sub in this Agreement or any certificate delivered to the Company at Closing; and (ii) any failure to perform any covenant or obligation made by Parent and/or Merger Sub in or pursuant to this Agreement. Parent and Merger Sub’s liability for payments pursuant to this Section 8.2(a)(ii) shall be limited to the portion of the Initial Merger Consideration and/or any Subsequent Merger Consideration, as the case may be, that was not paid as a result of such failure to perform.
          (b) The term “Damages” as used in this Article VIII is not limited to matters asserted by third parties against the Covered Parties, but includes Damages incurred or sustained by such persons in the absence of third-party claims, and payments by a Covered Party shall not be a condition precedent to recovery, and shall be net of any insurance proceeds actually received within 12 months of when such Damages were incurred or sustained by such Covered Party that relate to the event giving rise to such Damages.
     8.3. Notice of Claims.

          (a) Except with respect to claims for Taxes, which are addressed in Section 6.2(c), any Covered Party seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 8.1 above, give to the Party which is obligated pursuant to this Article VIII to provide indemnification as set forth herein (“the “Indemnifying Party”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, certificate or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided further, that failure to give such notice shall not affect such Covered Party’s right to indemnification hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.
          (b) The Indemnifying Party shall have thirty days after receipt of any Claim Notice pursuant hereto to (i) agree to the amount or method of determination set forth in the Claim Notice to pay such amount to (A) a Parent Indemnified Party in immediately available funds (solely to the extent that such funds are available in the Escrow Account) or to the extent that no funds are available in the Escrow Account, solely as an offset against up to $5,900,000 of the Subsequent Merger Consideration Payments, when and if payable, or (B) a Company Indemnified Party in immediately available funds or (ii) to provide such Covered Party with notice that they disagree with the amount or method of determination set forth in the Claim Notice and thereafter comply with the dispute resolution provisions set forth in Section 2.13(h).
     8.4. Third Person Claims. Except with respect to claims for Taxes, which are addressed in Section 6.2(c), if a claim by a third Person is made against a Covered Party, and if such party intends to seek indemnity with respect thereto under this Article VIII, such Covered Party shall promptly notify the Indemnifying Party in writing of such claims, setting forth such claims in reasonable detail. The Indemnifying Party shall be relieved of their indemnification obligations hereunder to the extent that notice is not delivered promptly and the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have twenty days after receipt of such notice to deliver to the Covered Party a written acknowledgement that such claim is an indemnifiable claim under this Article VIII, that it will undertake, conduct and control (in accordance with the terms hereof), through counsel of their own choosing (provided that such counsel must be reasonably acceptable to the Covered Party) and at their own expense, the settlement or defense thereof, and the Covered Party shall cooperate with them in connection therewith; provided that the Covered Party may participate in such settlement or defense through counsel chosen by such Covered Party and paid at its own expense, provided further that, if in the reasonable opinion of counsel for Indemnifying Party, there is a reasonable likelihood of a conflict of interest between the Indemnifying Party and the Covered Party, the Indemnifying Party shall be responsible for reasonable fees and expenses of one counsel to such Covered Party in connection with such defense. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Covered Party shall not pay or settle any such claim without the consent of the Equityholder Representative with respect to claims where the Participating Rights Holders are the Indemnifying Party and Parent where Parent and/or Merger Sub are the Indemnifying Party. If the Indemnifying Party does not notify the Covered Party within ten days after receipt of the Covered Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Covered Party shall have the right to undertake, at the Indemnifying Party’s cost, risk and expense, the defense, compromise or settlement of the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Covered Party, enter into any settlement that is not exclusively monetary and shall be paid entirely by the Indemnifying Party and does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Covered Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control any claim relating to Taxes of the Parent, Company, or their Subsidiaries for any Tax period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of Parent, the Company or their Subsidiaries for Taxes for any Tax period (or portion thereof) after the Closing Date, without the prior written consent of Parent.
     8.5. Limitation on Indemnity; Payments Out of Subsequent Merger Consideration.
          (a) Notwithstanding anything expressed or implied in this Article VIII to the contrary, no Covered Party shall be entitled to make a claim for indemnification pursuant to this Agreement unless and until the aggregate of all Damages suffered by such Covered Parties hereunder exceeds $500,000 (the “Basket Amount”), whereupon, provided the other requirements of this Article VIII have been complied with, all subsequent Damages (not including the Basket Amount), shall become due and payable. Notwithstanding the foregoing, no Basket Amount shall apply to (i) the Company’s representations and warranties set forth in Sections 4.3, 4.4, 4.10(b), 4.12 and 4.14(g) hereof, (ii) Parent’s and Merger Sub’s representations and warranties set forth in Section 5.2, (iii) a Covered Party’s claim for indemnification hereunder to the extent a breach results from actual fraud, intentional misrepresentation or active concealment or (iv) Section 8.2(a)(i)(z). Notwithstanding anything herein to the contrary, in all cases determining whether there has been a breach of a representation or warranty by the Company for purposes of Section 8.2(a)(i)(x), or in determining the amount of any Damages with respect to such breach, such representations and warranties shall be read without regard to any materiality qualifier (including, without limitation, any reference to Material Adverse Effect) contained therein.
          (b) Until the earlier to occur of (x) the disbursement in full of the Escrow Amount and (y) the termination of the Escrow Agreement pursuant to its terms, all claims for Damages by a Parent Indemnified Party shall to the fullest extent permitted by law be made first against the Escrow Amount in accordance with the terms and conditions set forth in this Article VIII and the Escrow Agreement.
          (c) To the extent permitted by Law, any payment made by a Person indemnifying a Covered Party pursuant to this Article VIII (any such Covered Party a “Payee” and any such indemnifying Party, a “Payor”) shall be treated on the parties’ Tax Returns as an adjustment to the purchase price for all Tax purposes.
          (d) In the event a claim for indemnification or reimbursement under this Article VIII shall have been finally determined in which the Indemnified Party is Parent and/or

Merger Sub, the amount of the related Damages (after taking into account the limitations of Section 8.5(a)) shall be paid pursuant to and solely by means of deductions first from the Escrow Account and, to the extent that the amount of the Damages are in excess of the amount available in the Escrow Account, as an offset against up to $5,900,000 of the Subsequent Merger Consideration Payments, when and if payable, and neither the Equityholder Representative nor any Participating Rights Holder shall have any responsibility for any Damages resulting from a claim for indemnification or reimbursement under this Article VIII other than by means of deductions from the Escrow Account and/or such Subsequent Merger Consideration Payments, if any. Any claim, the Indemnifying Party’s liability therefor and the amount of the related Damages shall be “finally determined” when the parties to such claim have so determined by mutual written agreement or, if disputed, when a final and non-appealable Order of a court of competent jurisdiction shall have been entered concerning such matters.
     8.6. Remedies. The remedies in this Article VIII shall be the sole and exclusive remedies of the parties with respect to any breach of the respective representations, warranties, covenants and agreements pursuant to this Agreement or otherwise arising out of this Agreement, regardless of the theory or cause of action pled, and shall be paid pursuant to and solely by means of deductions from the Escrow Account and, to the extent that such funds in the Escrow Account (including the Escrow Earnings) are insufficient, as an offset against up to $5,900,000 of the Subsequent Merger Consideration Payments, when and if payable, except for the remedies of specific performance, injunction and other equitable relief; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent actual fraud, intentional misrepresentation or active concealment is proven on the part of a party by another party hereto or such rights, claims, causes of action or remedies as may not be waived under Applicable Law.
     8.7. Per Diem Taxes; Straddle Periods.
          (a) Real, personal and intangible property Taxes or other Taxes levied on a per diem basis (collectively, “Per Diem Taxes”) for a Straddle Period that are allocable to the Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period.
          (b) With respect to Taxes other than Per Diem Taxes for a Straddle Period, the Company will, unless prohibited by Applicable Law, close the Taxable Period of the Company as of the close of business on the Closing Date. If Applicable Law does not permit the Company to close its Taxable Period on the Closing Date, then Taxes, if any, attributable to a Straddle Period shall be allocated (i) to the stockholders of the Company for the Pre-Closing Tax Period, and (ii) to the Parent for the Post-Closing Tax Period. Any allocation of income or deductions required to determine any Taxes attributable to a Straddle Period shall be made by means of a closing of the books and records of the Company as of the close of the Closing Date, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Tax Period and the period after Post-Closing Tax Period in proportion to the number of days in each such period.

     8.8. Transfer Taxes. Parent shall pay all state and local sales, transfer or similar Taxes and all recording costs and fees, however styled or designated, that are required to be paid in connection with the transactions contemplated by this Agreement, regardless of the Party upon which such amounts would have been imposed absent this provision, and Parent shall cooperate with the Equityholder Representative in the preparation and filing of all necessary Tax Returns and other documentation with respect to all such Taxes, costs and fees.
ARTICLE IX.
MISCELLANEOUS
     9.1. Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual written consent of the Company and Parent or (b) by Parent, in the event that the Company fails to obtain the Required Company Stockholder Vote and deliver evidence thereof satisfactory to Parent in its reasonable discretion not later than one hour after the execution of this Agreement by the Parties hereto.
     9.2. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, in accordance with the terms hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (a) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that is wholly-owned directly by Parent without the consent of the Company and (b) Parent or Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any entity that will acquire substantially all of Parent’s assets by merger, stock purchase, asset purchase or otherwise. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit or obligation hereunder.
     9.3. Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date of such receipt is acknowledged), as follows:
     If to Parent or Merger Sub:
Pharmion Corporation
2525 28th Street, Suite 200
Boulder, Colorado 80301
Attn: General Counsel
Fax: (720) 564-9191

With a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: William H. Gump
          Peter H. Jakes
Fax: (212) 728-8111
If to the Equityholder Representative:
Stuart J. M. Collinson, Ph.D.
c/o Forward Ventures
9393 Towne Centre Dr., Suite 200
San Diego, CA 92121
Fax: (858) 452-8799
With a copy to:
Latham & Watkins LLP
12636 High Bluff Drive, Suite 400
San Diego, California 92130
Attention: Faye H. Russell
Fax: (858) 523-5450
     Any party may, from time to time, designate any other address to which any such notice to such party shall be sent. Any such notice shall be deemed to have been delivered upon receipt.
     9.4. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).
     9.5. Entire Agreement; Amendments and Waivers. This Agreement, together with the other documents and instruments referred to herein and all exhibits and schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may be supplemented, modified or amended by action by each party hereto, which in the case of the Company and Merger Sub shall be action taken by or on behalf of the board of directors of such party; provided, however, that any amendment made subsequent to the adoption and approval of this Agreement by the stockholders of the Company or Merger Sub as required by the DGCL which, under Applicable Law, requires further approval of such stockholders, shall not be made without further approval by such stockholders. No supplement, modification or other amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof

(whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     9.6. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     9.7. Severability. If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable the parties agree to replace such illegal, invalid or unenforceable provision with a provision that is legal, valid and enforceable and that achieves the original intent of the parties as closely as possible. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.
     9.8. Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     9.9. Schedules. The Schedules and the Exhibits referenced in this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.
     9.10. No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement, other than pursuant to Article II and Section 6.1, will be construed to give any Person other than the parties to this Agreement (and their successors and assigns) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
     9.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.
     9.12. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
     9.13. Expenses. Except as otherwise specifically provided in this Agreement, (a) Parent will pay its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, and (b) the aggregate Transaction Fees of the Company due and payable prior to Closing shall be paid by the Company prior to the Effective Time.

     9.14. Submission to Jurisdiction; Waivers; Consent to Service of Process. Except as provided in Section 2.13(h), each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Court of Chancery in the State of Delaware to the fullest extent permitted by Applicable Law and, to the extent not so permitted, in any court sitting in the State of Delaware, and each of the parties hereto hereby (x) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (y) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (z) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.3. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.14, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by Applicable Law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the extent that a party to this Agreement is not otherwise subject to service of process in the State of Delaware, such party hereby appoints National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, as such party’s agent in the State of Delaware for acceptance of legal process, and agrees that service made on such agent shall have the same legal effect as if served upon such party personally within the State of Delaware.
     9.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

PHARMION CORPORATION
By:	/s/ Patrick J. Mahaffy
	Name:	Patrick J. Mahaffy
	Title:	President and CEO

CARLSBAD ACQUISITION CORPORATION
By:	/s/ Patrick J. Mahaffy
	Name:	Patrick J. Mahaffy
	Title:	President

CABRELLIS PHARMACEUTICALS CORPORATION
By:	/s/ John E. Crawford
	Name:	John E. Crawford
	Title:	Chief Financial and Administrative Officer

EQUITYHOLDER REPRESENTATIVE:
/s/ Stuart J. M. Collinson
Stuart J. M. Collinson, as Equityholder Representative

[Signature Page to Agreement and Plan of Merger]